EXHIBIT 5.1

April 30, 2012

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission

100 F Street, N. E.

Washington, DC  20549

Re:	Health in Harmony, Inc.
Post-Effective Amendment to
Form S-1/A Registration Statement

Ladies and Gentlemen:

We refer to the above-captioned post-effective amendment to the registration statement on Form S-1/A (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”) filed by Health in Harmony, Inc., a Nevada corporation (the “Company”), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed.  In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the 2,900,000 shares of common stock being offered pursuant to the Registration Statement are duly authorized and legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.  In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Synergy Law Group LLC

Synergy Law Group, LLC

730 W. Randolph St.  -  6th Floor  -  Chicago, IL 60661  -  p: 312.454.0015  -  f: 312.454.0261